Exhibit 3.111

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ASP GREDE INTERMEDIATE HOLDINGS LLC

a Delaware limited liability company

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of ASP Grede Intermediate Holdings LLC, a Delaware limited liability company (the “Company”), dated as of May    , 2017 (the “Execution Date”), is entered into by MPG Holdco I Inc., a Delaware corporation (“Holdco” or the “Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (the “Act”).

WHEREAS, the Company was formed on March 25, 2014 by (i) the filing of the initial certificate of formation of the Company (as amended or amended and restated from time to time, the “Certificate of Formation”) with the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on March 25, 2014, and (ii) the entering into of the initial Limited Liability Company Agreement of the Company, dated as of March 25, 2014 (the “Initial LLC Agreement”), by ASP Grede Holdings LLC (“Grede Holdings”), as the sole member of the Company;

WHEREAS, Grede Holdings entered into the Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 24, 2014 (the “First A&R LLC Agreement”), which amended and restated the Initial LLC Agreement in its entirety;

WHEREAS, Grede Holdings assigned the sole limited liability company interest in the Company to Metaldyne Performance Group Inc. (“MPG”) that, in turn, contributed the sole limited liability company interest in the Company to Holdco pursuant to that certain Contribution and Exchange Agreement, dated as of October 20, 2014, by and between MPG and Holdco;

WHEREAS, as of the date hereof, Holdco is the sole member of the Company and the Company has no Minority Investors (as defined in the First A&R LLC Agreement); and

WHEREAS, pursuant to and in accordance with Section 15.06 of the First A&R LLC Agreement, Holdco, as sole member of the Company, with the consent of the Board of Managers (as hereinafter defined) on behalf of the Company, desires to amend and restate the First A&R LLC Agreement in its entirety as set forth herein to, among other things, reflect Holdco as the sole member of the Company and remove certain unnecessary provisions.

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Member hereby agrees and declares as follows:

1.                                      Name.  The name of the limited liability company continued hereby is “ASP Grede Intermediate Holdings LLC”.

2.                                      Purpose and Powers.  The purpose of the Company is to engage in any activity for which limited liability companies may be formed in the State of Delaware.  The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

3.                                      Certificates; Term; Existence.  Eric L. Schondorf, who the Member hereby confirms was designated as an “authorized person” within the meaning of the Act, executed, delivered and filed the initial Certificate of Formation with the Secretary of State on March 25, 2014.  Upon the filing of the initial Certificate of Formation with the Secretary of State, his powers as an “authorized person” ceased.  The Member, each Manager (as defined in Section 10(a) hereof), and each Officer (as defined in Section 10(c) hereof) are each a designated “authorized person” and shall continue as a designated “authorized person” within the meaning of the Act.  The Member, any Manager, or any Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.  The term of the Company commenced on March 25, 2014, being the date the initial Certificate of Formation was filed with the Secretary of State, and the term of the Company shall continue until the dissolution of the Company pursuant to Section 16 hereof.  The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation pursuant to the Act and this Agreement.

4.                                      Registered Office.  The registered office of the Company in the State of Delaware is located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

5.                                      Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

6.                                      Admission of Member.  Simultaneously with the execution and delivery of this Agreement, Holdco shall continue as the sole member of the Company in respect of the Interest (as defined in Section 7 hereof) held by it hereunder.

7.                                      Interest.  The Company is authorized to issue a single class of limited liability company interest (as defined in the Act, the “Interest”), that shall include any and all benefits to which the holder of such Interest may be entitled as provided in this Agreement, together with all obligations of such person or entity to comply with the terms and provisions of this Agreement.

8.                                      Capital Contributions.  The Member may, but shall not be required to, contribute cash or other property to the Company as it shall decide, from time to time.

9.                                      Tax Characterization and Returns. Until such time as the Company shall have more than one member, it is the intention of the Member that the Company be disregarded for federal and all relevant state tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes.  All provisions of the Certificate of Formation and this Agreement are to be construed so as to preserve that tax status.  The Member is hereby authorized to file any necessary elections with any tax authorities and shall be required to file any necessary tax returns on behalf of the Company with any such tax authorities for periods during which it is the sole Member of the Company.

10.                               Management.

(a)                                 Board of Managers.  The management of the Company shall be vested in a Board of Managers (the “Board of Managers”) elected by the Member.  The total number of members on the Board of Managers (each, a “Manager” and collectively, the “Managers”) shall be three (3) unless otherwise fixed at a different number by an amendment hereto or a resolution signed by the Member.  Each Manager is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.  A Manager shall remain in office until removed by a written instrument signed by the Member (and, for purposes of clarification, the Member may remove and replace any Manager, with or without cause, at any time in its sole discretion) or until such Manager resigns in a written instrument delivered to the Member (and, for purposes of clarification, a Manager may resign, with or without cause, at any time in its sole discretion) or such Manager dies or is unable to serve.  In the event of any such vacancy, the Member may fill the vacancy.  Each Manager shall have one (1) vote.  Except as otherwise provided in this Agreement, the Board of Managers shall act by the affirmative vote of a majority of the total number of Managers.  Each Manager shall perform his or her duties as such in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.  A person who so performs his duties shall not have any liability by reason of serving or having served as a Manager.  A Manager shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company solely by reason of being a Manager.

(b)                                 Meetings and Powers of Board of Managers.

(i)                                     The Board of Managers shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures consistent with the terms of this Agreement.  Any action required to be taken at a meeting of the Board of Managers or any action that may be taken at a meeting of the Board of Managers may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.  Participation in such a meeting shall constitute presence in person at such meeting.  Notwithstanding anything to the contrary in this Section 10, the Board of Managers may take without a meeting any action that may be taken by the Board of Managers under this Agreement if such action is approved in writing by a majority of the total number of Managers.

(ii)                                  Except as otherwise provided in this Agreement, all powers to control and manage the business and affairs of the Company shall be exclusively vested in the Board of Managers and the Board of Managers may exercise all powers of the Company and do all such lawful acts as are not by statute, the Certificate of Formation, or this Agreement directed or required to be exercised or done by the Member and in so doing shall have the right and authority to take all actions which the Board of Managers deems necessary, useful or appropriate for the management and conduct of the business of the Company; provided, however, that the Member may amend this Agreement at any time and thereby broaden or limit the Board of Managers’ power and authority.

(c)                                  Officers.  The Company may have officers who are appointed by the Board of Managers (collectively, the “Officers” and each, an “Officer”), and any such person or entity may have titles as the Board of Managers may designate, including, without limitation, the titles of President, Vice President, Treasurer, Assistant Treasurer, Secretary, Assistant Secretary, and Chief Financial Officer.  Any Officers may be appointed and removed, with or without cause, at the will of the Board of Managers.  If any Officers are appointed by the Board of Managers, they shall have the power and authority to act on behalf of the Company, and shall perform those functions, as specified by the Board of Managers or as is otherwise provided herein.  The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board of Managers, are agents of the Company for the purpose of the Company’s business, and the actions of the Officers taken in accordance with such powers shall bind the Company.  If one or more of a President, Vice President, Treasurer, Assistant Treasurer, Secretary, Assistant Secretary, or Chief Financial Officer is appointed, each shall perform those functions as are herein provided unless otherwise specified by the Board of Managers:

(i)                                     President.  The President shall be the chief executive officer of the Company and shall, subject to the supervision, direction and control of the Board of Managers, have the general powers and duties of supervision, direction, management and control of the day-to-day business and affairs of the Company and of the other Officers of the Company, including the power to sign all instruments, certificates, agreements, and documents that have been approved by the Board of Managers or as otherwise provided herein and all powers necessary to direct and control the organizational and reporting relationships within the Company, and shall have such other powers and perform such other duties as may be prescribed by the Board of Managers or as otherwise set forth herein.

(ii)                                  Vice President.  In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Managers, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board of Managers or the President may from time to time prescribe.

(iii)                               Secretary and Assistant Secretary.  The Secretary shall keep or cause to be kept at the principal place of business of the Company, or other place the Board of Managers may direct, a book of minutes of all formal actions of the Board of Managers and the Member.  The Secretary shall keep or cause to be kept at the principal place of business of the Company, a register or a duplicate register showing the name and address of the Member, the Interest owned by the Member, the number and date of certificates issued in respect of the Member’s Interest, if any, and the number and date of cancellation of every certificate surrendered for cancellation.  The Secretary shall have those other powers and perform other duties as may be prescribed by the Board of Managers or the President or as otherwise set forth herein.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Managers (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Managers or the President may from time to time prescribe.

(iv)                              Chief Financial Officer.  The Chief Financial Officer shall perform all the powers and duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Company. The Chief Financial Officer shall, when requested, counsel with and advise the other Officers of the Company and shall perform such other duties and have such other powers as the Board of Managers or the President may from time to time prescribe.

(v)                                 Treasurer and Assistant Treasurer.  The Treasurer shall keep and maintain or cause to be kept and maintained adequate and correct books and records of accounts of the properties and business transactions of the Company.  The books of account shall at all times be open to inspection by the Board of Managers and the Member.  The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Company with the depositaries designated by the Board of Managers.  The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Managers, shall render to the President and the Board of Managers, whenever the President or the Board of Managers requests it, an account of all of his or her transactions and of the financial condition of the Company and shall have other powers and perform other duties as may be prescribed by the Board of Managers or the President or as otherwise set forth herein.  The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Managers (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Managers or the President may from time to time prescribe.

(d)                                 Appointed Managers and Officers.  The Managers and Officers of the Company as of the Execution Date shall be the persons listed on Schedule A and Schedule B, respectively, attached hereto.

(e)                                  Rights and Powers of the Member.  The Member shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way.  Notwithstanding the foregoing, the Member has all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, the Act.  The Member has no voting rights except with respect to those matters specifically set forth in this Agreement and, to the extent not inconsistent herewith, as required by the Act.  Notwithstanding any other provision of this Agreement, no action may be taken by the Company (whether by the Board of Managers, or otherwise) in connection with any of the following matters without the written consent of the Member:

(i)                                     the dissolution or liquidation, in whole or in part, of the Company, or the institution of proceedings to have the Company adjudicated bankrupt or insolvent;

(ii)                                  the filing of a petition seeking or consenting to reorganization or relief under any applicable federal or state bankruptcy law;

(iii)                               consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property;

(iv)                              the merger or conversion of the Company with or to any other entity;

(v)                                 the sale of all or substantially all of the Company’s assets; or

(vi)                              the amendment of this Agreement.

11.                               Distributions.  The Board of Managers, at any time and from time to time, may cause the Company to distribute to the Member any cash held by it that is neither reasonably necessary for the operation of the Company nor otherwise in violation of Sections 18-607 or 18-804 of the Act.

12.                               Assignments.  The Member may assign all or any part of its Interest in the sole discretion of the Member.

13.                               Resignation.  The Member may resign from the Company at any time.  Upon any such permitted resignation, the resigning Member shall receive the fair value of its Interest, determined as of the date it ceases to be a member of the Company, such determination to be made by the Board of Managers and, absent manifest error, such determination shall be binding on the Member and the Company.

14.                               Additional Members.  No additional persons or entities may be admitted as members of the Company except upon an assignment by the Member of all or any part of its Interest.

15.                               Compensation.  The Managers and the Officers shall not receive compensation for services rendered to the Company.

16.                               Dissolution.  The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the decision of the Member, or (b) an event of dissolution of the Company under the Act; provided, however, that within ninety (90) days following any event terminating the continued membership of the Member, if the personal representative (as defined in the Act) of the Member agrees in writing to continue the Company and to admit itself or some other person as a member of the Company effective as of the date of the occurrence of the event that terminated the continued membership of the Member, then the Company shall not be dissolved and its affairs shall not be wound up.

17.                               Distributions upon Dissolution.  Upon the dissolution of the Company pursuant to Section 16 hereof, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and the Member, and no Manager or Officer shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs; provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Member, the Managers, and the Officers until such time as the property of the Company has been distributed pursuant to this Section 17 and the Certificate of Formation has been cancelled pursuant to the Act and this Agreement.  The Board of Managers shall be responsible for overseeing the winding up and dissolution of the Company.  Upon the dissolution of the Company pursuant to Section 16 hereof, the Board of Managers shall take full account of the Company’s liabilities and assets and shall cause the assets or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, to the Member, after paying or making reasonable provision for all of the Company’s creditors to the extent required by Section 18-804 of the Act.

18.                               Certificate of Cancellation.  Upon completion of the winding up and liquidation of the Company in accordance with Section 17 hereof, the Board of Managers shall promptly cause to be executed and filed a certificate of cancellation in accordance with the Act and the laws of any other jurisdictions in which the Board of Managers deems such filing necessary or advisable.

19.                               Limited Liability.  The Member shall not have any liability for the obligations of the Company except to the extent required by the Act.

20.                               Amendment.  This Agreement may be amended only in a writing signed by the Member.

21.                               Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

22.                               Severability.  Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.  The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

23.                               Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and amends and restates the First A&R LLC Agreement in its entirety.

24.                               Notices.  Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing or by facsimile and shall be deemed to have been delivered, given and received for all purposes (i) if delivered personally to the person or entity or to an officer of the entity to whom the same is directed, or (ii) when the same is actually received, if sent either by courier or delivery service or registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimiled communication sent by registered or certified mail, postage and charges prepaid, addressed to the recipient party at the address designated by such party.

25.                               Relationship between the Agreement and the Act.  Regardless of whether any provision of this Agreement specifically refers to particular Default Rules, (a) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and the Default Rule is modified or negated accordingly, and (b) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly.  For purposes of this Section 25, “Default Rule” means a rule stated in the Act that applies except to the extent it is negated or modified through the provisions of a limited liability company’s certificate of formation or limited liability company agreement.

26.                               Effectiveness of this Agreement.  Section 10(d) of this Agreement shall be effective as of the Execution Date, and pursuant to Section 18-201(d) of the Act, all other provisions of this Agreement shall be effective as of October 20, 2014.

27.                               Counterpart Execution.  This Agreement may be executed in any number of counterparts with the same effect as if all of the parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.  This Agreement may be delivered by facsimile transmission of the relevant signature pages hereof.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the Execution Date.

SOLE MEMBER:

MPG HOLDCO I INC.

	By:	/s/ Michael K. Simonte
	Name:	Michael K. Simonte
	Title:	President

ACCEPTED AND AGREED BY
THE BOARD OF MANAGERS:

/s/ Michael K. Simonte
Michael K. Simonte

/s/ Christopher J. May
Christopher J. May

/s/ David E. Barnes
David E. Barnes

Second Amended and Restated

Limited Liability Company Agreement of

ASP Grede Intermediate Holdings LLC

Schedule A

Board of Managers

Michael K. Simonte

Christopher J. May

David E. Barnes

Schedule B

Officers

Name	Title/Office
Michael K. Simonte	President
Christopher J. May	Vice President and Chief Financial Officer
Shannon J. Curry	Treasurer
David E. Barnes	Secretary
Laura L. Douglas	Assistant Secretary